                                                                    Exhibit 99.1
[AMKOR LOGO]
                                                                    News Release


           AMKOR REPORTS FOURTH QUARTER AND FULL YEAR 2002 RESULTS AND REACHES AGREEMENT TO SELL ITS WAFER FABRICATION SERVICES BUSINESS


CHANDLER, AZ. -- January 29, 2003 -- Amkor Technology, Inc. (Nasdaq: AMKR) reported fourth quarter sales of $426 million and a net loss of $196 million, or ($1.19) per share. The net loss for the fourth quarter includes $172 million in non-cash charges incurred in the quarter as detailed below:

      - a non-cash charge of $129 million, or $0.78 per share, recorded to establish a valuation allowance against its deferred tax asset consisting primarily of U.S. net operating loss carryforwards, as part of its income tax provision. Generally accepted accounting principles require companies to weigh both positive and negative evidence in determining the need for a valuation allowance. In light of the Company's three years of cumulative losses, an unprecedented industry downturn and continued poor visibility of customer demand, Amkor determined in the fourth quarter that a valuation allowance representing substantially all of its deferred tax assets was appropriate. These negative factors outweighed Amkor's forecasted future profitability and expectation that it will be able to utilize its Net Operating Loss carryforwards (NOL);

      - a non-cash impairment charge of $33 million, or $0.20 per share, to reduce the carrying value of Amkor's investment in Anam Semiconductor, Inc. (ASI) to ASI's market value of $2.90 per share based on ASI's closing share price on December 31, 2002; and

      - a non-cash special charge of $10 million, or $0.06 per share, in connection with a consolidation of two Korean factories as part of an ongoing program designed to increase operational efficiency and reduce costs. Amkor will transfer most of the assembly operations at its 271,000 sq. ft. K2 site in Bucheon, South Korea into its one million square foot, state-of-the-art K4 factory in Kwangju, South Korea. Amkor expects to complete the closing of the K2 facility during the second quarter of 2003.

Excluding these charges, Amkor's fourth quarter net loss was $24 million, or ($0.15) per share. For the fourth quarter of 2001, Amkor's net loss, excluding goodwill amortization, was $108 million, or ($0.67) per share.

Fourth quarter 2002 revenue was in line with guidance provided in the company's third quarter earnings release, and gross margin exceeded the company's expectations. Assembly & test revenue was $373 million, up 26% over the year-ago period and down 5% from the third quarter. Wafer fab revenue was $53 million compared with $60 million in the third quarter. Total revenue was $426 million, up 21% from the year-ago period and down 6% from the third quarter. Fourth quarter gross margin increased to 15.6% from 11.5% in the third quarter and

Amkor Reports Fourth Quarter 2002 Results


negative 2.4% in the year-ago period, due in part to lower levels of depreciation, ongoing cost efficiency programs, and higher capacity utilization. The reduced depreciation reflects the impact of the fixed asset impairment recorded in the second quarter and the change in estimated useful lives of certain assembly equipment from four years to seven years effective with the fourth quarter.

For the full year, revenue was $1.6 billion, an 8% increase over 2001. Amkor's net loss was $827 million, or ($5.04) per share, compared to a net loss, excluding goodwill amortization, of $335 million, or ($2.13) per share in 2001.

"We have completed a challenging, but productive year in which we've successfully addressed several key strategic initiatives," said James Kim, Amkor's chairman and chief executive officer. "For the past two and a half years we've undertaken a lengthy process of restructuring our interest in ASI. We achieved important progress this year by selling 20 million ASI shares for $95 million; we also negotiated the sale of our wafer fabrication services business for $62 million. This divestiture will allow Amkor to focus totally on our core competency of assembly and test."

"During this same period we've undertaken a continuous program of streamlining our assembly and test business to reduce costs and enhance operating efficiency, while also positioning Amkor for long-term growth. We've kept a sharp focus on improving our cash flow and overall liquidity in the face of the industry's worst-ever downturn," said Kim. Our cash balance has been steadily building, and we intend to continue to monetize our interest in ASI to further increase liquidity. We are making progress towards our goal of returning to bottom line profitability and are committed to enhancing shareholder value."

"Semiconductor technology continues to advance in a downturn, and we have invested heavily in the development of new package and test technology, including MicroLeadFrame(TM), flip chip, system-in-package, stacked packaging, VisionPak(TM) and strip test. We have reduced overall capital expenditures in the face of significant industry overcapacity, but have been adding capacity to support the growth areas of our business," said Kim. "For the past 34 years we have provided capacity to meet the growing needs of our customers, and that commitment will not change."

"Over the past two years we have positioned Amkor for the next phase of our growth by expanding into China, Japan and Taiwan. Each of these new markets offers exciting growth opportunities for Amkor."

"During 2002 our business recovered nicely from the trough level reached in late 2001, and our core assembly and test revenue growth rate outpaced the semiconductor industry, reflecting the strength of the outsourcing trend," said John Boruch, Amkor's president and chief operating officer. "The global economy remains sluggish, and we believe the semiconductor industry is in the midst of a pause that should last through at least the first quarter of 2003."

Amkor Reports Fourth Quarter 2002 Results


Fourth quarter EBITDA was $74 million compared with $71 million in the third quarter and $27 million in Q4 of 2001. Amkor calculates EBITDA as earnings before income taxes; special charges; equity in income (loss) of affiliates; minority interest; foreign currency gain or loss; interest expense, net; depreciation and amortization; loss on disposal of assets; and loss on impairment of equity investment. EBITDA is a common measure used by investors to evaluate a company's ability to service debt. EBITDA is not defined by generally accepted accounting principles, and Amkor's definition of EBITDA may not be comparable to similar companies.

Capital expenditures were $13 million for the fourth quarter and $95 million for the year. Depreciation and amortization totaled $60 million for the fourth quarter and $325 million for the year.

"We ended the year with improved financial liquidity," said Ken Joyce, Amkor's chief financial officer. "During the year we extended our existing financial covenant framework under our bank agreement through December 31, 2003 and achieved positive cash flow for the second half of the year. We have $311 million in cash at December 31, compared with $235 million at September 30, 2002. The fourth quarter cash increase includes $26 million in processing fees payable to ASI under the foundry agreement, which Amkor has retained in anticipation of completing the sale of our wafer foundry business to ASI. This $26 million, along with other current payables owed to ASI, is expected to fully satisfy the $62 million purchase price that will be owed to Amkor for the sale of our wafer fabrication services business."

AGREEMENT TO SELL WAFER FABRICATION SERVICES BUSINESS; TRANSACTIONS WITH ASI AND DONGBU

As part of its strategy to monetize its investment in ASI and to divest its wafer fabrication services business, Amkor entered into a series of transactions beginning in the second half of 2002:

         - In September 2002, Amkor sold 20 million shares of ASI common stock to Dongbu Group for $58 million in net cash proceeds and 42 billion Korean Won (approximately $35 million at a current exchange rate) of interest bearing notes from Dongbu payable in two equal principal payments in September 2003 and February 2004. Additionally, Amkor transferred an additional one million shares of ASI common stock to its financial advisors for payment of fees in connection with this transaction.

         - In January 2003, Amkor reached a definitive agreement to sell its wafer fabrication services business to ASI for total consideration of $62 million.

         - In separate transactions designed to facilitate a future merger between ASI and Dongbu, (i) Amkor acquired a 10% interest in Acqutek from ASI for $2 million; (ii) Amkor acquired the Precision Machine Division (PMD) of Anam Instruments, a related party to Amkor, for $8 million; and
                  (iii) Anam Instruments, which had been partially owned by ASI, utilized the proceeds from the sale of PMD to Amkor to buy back all of the Anam Instruments shares owned by ASI. Acqutek supplies materials to the semiconductor industry and is publicly traded in Korea. Amkor has historically purchased and continues

Amkor Reports Fourth Quarter 2002 Results


                  to purchase leadframes from Acqutek. PMD supplies sophisticated die mold systems and tooling to the semiconductor industry and historically over 90% of its sales were to Amkor.

Each of the transactions with Dongbu, ASI and Anam Instruments are interrelated and it is possible that if each of the transactions were viewed on a stand-alone basis without regard to the other transaction, Amkor could have had different conclusions as to fair value.

In January 2003, Amkor reached final agreement with ASI to sell Amkor's wafer fabrication services business to ASI, subject to foreign regulatory approval. Additionally, Amkor is structuring a release from ASI's largest customer regarding Amkor's contractual obligations with respect to its wafer fabrication services. The sale of the wafer fabrication services business is expected to close during the first quarter of 2003, at which time Amkor expects to reflect its wafer fabrication services segment as a discontinued operation. In connection with the disposition of its wafer fabrication business, Amkor expects to incur an estimated $4 million in severance and other exit costs to close its operations in Boise, Idaho and Lyon, France. Amkor estimates that in the first quarter of 2003 it will recognize a net gain on the disposition of its wafer fabrication services business in excess of $50 million based on its current estimates of the carrying value of the net assets associated with the business and the severance and other exit costs.

At January 1, 2002 Amkor owned 47.7 million shares or 42% of ASI's voting stock and at December 31, 2002 Amkor owned 26.7 million shares of ASI or 21%. The carrying value of Amkor's remaining investment in ASI at December 31, 2002 was $77 million and could be subject to additional impairment charges if ASI's share price continues to decline. Although Amkor intends to monetize its remaining investment in ASI, the ultimate level of proceeds could be less than the current carrying value.

BUSINESS OUTLOOK

The first calendar quarter is typically a seasonally down quarter for Amkor. On the basis of customers' forecasts, we currently expect first quarter 2003 assembly & test revenue to be around 10% lower than the fourth quarter. We expect first quarter 2003 gross margin to be around 11%. As noted above, we anticipate that the wafer fabrication services business will be treated as a discontinued operation in the first quarter.

We will resume the recognition of deferred tax assets when Amkor returns to profitability. Additionally, until we utilize our NOLs, the income tax provision will reflect modest levels of foreign taxation. At December 31, 2002, our company has U.S. net operating losses totaling $408 million expiring between 2021 and 2022. We expect to utilize a portion of the NOLs to offset the tax associated with the gain on sale of the wafer foundry business. Additionally, at December 31, 2002, our company has non-U.S. net operating losses totaling $51 million expiring between 2003 and 2012.

Amkor will be holding a conference call on January 29 at 5:00 p.m. eastern time to discuss the results of its fourth quarter in more detail and to provide additional guidance for the first quarter

Amkor Reports Fourth Quarter 2002 Results


of 2003. The call will be webcast and can be accessed through our web site: www.amkor.com, and through CCBN's website, www.companyboardroom.com.

Amkor Technology, Inc. is the world's largest provider of contract semiconductor assembly and test services. The company offers semiconductor companies and electronics OEMs a complete set of microelectronic design and manufacturing services. More information on Amkor is available from the company's SEC filings and on Amkor's web site: www.amkor.com.

The statements by James Kim, John Boruch and Ken Joyce, and the above statements contained in our Business Outlook, are forward-looking statements that involve a number of risks and uncertainties. Factors that could affect future operating results and cause actual results to vary materially from historical and expected results include, but are not limited to: the highly unpredictable nature of the semiconductor industry; volatility of consumer demand for products incorporating our semiconductor packages; worldwide economic effects of the recent terrorist attacks on the United States, potential military conflicts in the Middle East and Asia and the United States military actions in response; competitive pricing and declines in average selling prices; dependence on our relationship with ASI for all of our wafer fabrication output; reliance on a small group of principal customers; timing and volume of orders relative to the production capacity; availability of manufacturing capacity and fluctuations in manufacturing yields; availability of financing; competition; dependence on international operations and sales; dependence on raw material and equipment suppliers; exchange rate fluctuations; dependence on key personnel; difficulties in managing growth; enforcement of intellectual property rights; environmental regulations; and the results of ASI through the equity method of accounting.

Further information on risk factors that could affect the outcome of the events set forth in these statements and that would affect the company's operating results and financial condition is detailed in the company's filings with the Securities and Exchange Commission, including the Report on Form 10-Q for the three months ended September 30, 2002.

Contact:
   Jeffrey Luth,
   VP Corporate Communications
   480-821-2408 ext. 5130
   jluth@amkor.com

                               (tables to follow)

Amkor Reports Fourth Quarter 2002 Results

                             AMKOR TECHNOLOGY, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                     For the Three Months Ended December 31
                      (in thousands, except per share data)

                                                                                                Pro Forma (1)
                                                                    2002            2001            2001
Net revenues
      Assembly and Test                                         $ 373,189       $ 297,309       $ 297,309
      Wafer Fab                                                    53,065          55,045          55,045
                                                                ---------       ---------       ---------
         Total                                                    426,254         352,354         352,354

Cost of revenues--including purchases from ASI                    359,717         360,713         360,713
                                                                ---------       ---------       ---------
Gross profit (loss)                                                66,537          (8,359)         (8,359)
                                                                ---------       ---------       ---------
Operating expenses:
Selling, general and administrative                                44,170          47,012          47,012
Research and development                                            6,654          10,365          10,365
(Gain)/Loss on disposal of assets                                    (416)          9,861           9,861
Special charges (2)                                                 9,985               0               0
Amortization of goodwill & other acquired intangibles               1,997          21,263           1,207
                                                                ---------       ---------       ---------
Total operating expenses                                           62,390          88,501          68,445
                                                                ---------       ---------       ---------
Operating income (loss)                                             4,147         (96,860)        (76,804)
                                                                ---------       ---------       ---------
Other (income) expense:
Interest expense, net                                              36,487          40,954          40,954
Foreign currency (gain) loss                                         (975)            878             878
Other income, net                                                    (965)           (745)           (745)
                                                                ---------       ---------       ---------
Total other expense                                                34,547          41,087          41,087
                                                                ---------       ---------       ---------
Loss before income taxes and equity in income of investees        (30,400)       (137,947)       (117,891)
Provision (benefit) for income taxes                              123,897         (26,210)        (26,210)
Equity in loss of investees                                        (9,128)        (15,653)        (15,653)
Amortization of equity method goodwill                                  0          (8,799)              0
Loss on impairment/Sale of equity investment                      (32,997)              0               0
Minority Interest                                                     306            (423)           (423)
                                                                ---------       ---------       ---------
Net loss                                                        $(196,116)      $(136,612)      $(107,757)
                                                                =========       =========       =========
Per Share Data:
Basic net loss per common share                                 $   (1.19)      $   (0.85)      $   (0.67)
                                                                =========       =========       =========
Diluted net loss per common share                               $   (1.19)      $   (0.85)      $   (0.67)
                                                                =========       =========       =========
Shares used in computing basic net loss per common share          164,927         161,600         161,600
                                                                =========       =========       =========
Shares used in computing diluted net loss per common share        164,927         161,600         161,600
                                                                =========       =========       =========


(1) The Pro Forma results exclude the effects of the amortization of goodwill and the amortization of the difference between the cost of our equity investments and our share of the underlying net assets.

(2)   Special charges include the following:

      Loss on FAS 142 Impairment               $    -
      Loss on FAS 144 Impairment                    -
      Loss on facility shutdowns                9,985
                                               ------
                                               $9,985
                                               ------

Amkor Reports Fourth Quarter 2002 Results


                             AMKOR TECHNOLOGY, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                     For the Twelve Months Ended December 31
                      (in thousands, except per share data)

                                                                                                    Pro Forma (1)
                                                                     2002             2001              2001
Net revenues
      Assembly and Test                                         $ 1,406,178       $ 1,336,674       $ 1,336,674
      Wafer Fab                                                     233,529           181,188           181,188
                                                                -----------       -----------       -----------
            Total                                                 1,639,707         1,517,862         1,517,862

Cost of revenues--including purchases from ASI                    1,521,887         1,448,064         1,448,064
                                                                -----------       -----------       -----------
Gross profit                                                        117,820            69,798            69,798
                                                                -----------       -----------       -----------
Operating expenses:
Selling, general and administrative                                 188,567           200,218           200,218
Research and development                                             31,189            38,786            38,786
Loss on disposal of assets                                            2,496            14,515            14,515
Special charges (2)                                                 291,970                 0                 0
Amortization of goodwill & other acquired intangibles                 6,992            84,962             4,730
                                                                -----------       -----------       -----------
Total operating expenses                                            521,214           338,481           258,249
                                                                -----------       -----------       -----------
Operating loss                                                     (403,394)         (268,683)         (188,451)
                                                                -----------       -----------       -----------
Other (income) expense:
Interest expense, net                                               147,497           164,064           164,064
Foreign currency loss                                                   917               872               872
Other income, net                                                      (961)           (3,669)           (3,669)
                                                                -----------       -----------       -----------
Total other expense                                                 147,453           161,267           161,267
                                                                -----------       -----------       -----------
Loss before income taxes and equity in income of investees         (550,847)         (429,950)         (349,718)
Provision (benefit) for income taxes                                 65,815           (81,691)          (81,691)
Equity in loss of investees                                         (33,865)          (65,162)          (65,162)
Amortization of equity method goodwill                                    0           (35,544)                0
Loss on impairment/Sale of equity investment                       (174,300)                0                 0
Minority Interest                                                    (1,932)           (1,896)           (1,896)
                                                                -----------       -----------       -----------
Net loss                                                        $  (826,759)      $  (450,861)      $  (335,085)
                                                                ===========       ===========       ===========
Per Share Data:
Basic net loss per common share                                 $     (5.04)      $     (2.87)      $     (2.13)
                                                                ===========       ===========       ===========
Diluted net loss per common share                               $     (5.04)      $     (2.87)      $     (2.13)
                                                                ===========       ===========       ===========
Shares used in computing basic net loss per common share            164,124           157,111           157,111
                                                                ===========       ===========       ===========
Shares used in computing diluted net loss per common share          164,124           157,111           157,111
                                                                ===========       ===========       ===========

(1) The Pro Forma results exclude the effects of the amortization of goodwill and the amortization of the difference between the cost of our equity investments and our share of the underlying net assets.

(2)   Special charges include the following:

      Loss on FAS 142 Impairment          $ 73,080
      Loss on FAS 144 Impairment           190,266
      Loss on facility shutdowns            28,624
                                          --------
                                          $291,970
                                          ========

Amkor Reports Fourth Quarter 2002 Results


                             AMKOR TECHNOLOGY, INC.
                           CONSOLIDATED BALANCE SHEETS
                                 (in thousands)

                                                                                  December 31,         December 31,
                                                                                      2002                2001
                                                                                   (unaudited)
Assets
Current assets:
      Cash and cash equivalents                                                   $   311,249         $   200,057
      Accounts receivable--
        Trade, net of allowance for doubtful accounts of $7,378 and $6,842            257,081             211,419
        Due from affiliates                                                               298                 871
        Other                                                                           8,234               8,953
      Inventories                                                                      72,121              73,784
      Other current assets                                                             48,661              37,106
                                                                                  -----------         -----------
            Total current assets                                                      697,644             532,190
                                                                                  -----------         -----------
Property, plant and equipment, net                                                    968,943           1,392,274
                                                                                  -----------         -----------
Investments                                                                            83,235             382,951
                                                                                  -----------         -----------
Other assets:
      Due from affiliates                                                              20,852              20,518
      Goodwill                                                                        628,099             659,130
      Acquired Intangibles                                                             45,033              37,050
      Other                                                                           114,178             199,205
                                                                                  -----------         -----------
            Total other assets                                                        808,162             915,903
                                                                                  -----------         -----------
            Total assets                                                          $ 2,557,984         $ 3,223,318
                                                                                  ===========         ===========
Liabilities and Stockholders' Equity
Current liabilities:
      Bank overdraft                                                              $     4,633         $     5,116
      Short-term borrowings and current portion of long-term debt                      71,023              54,815
      Trade accounts payable                                                          180,999             148,923
      Due to affiliates                                                                70,243              16,936
      Accrued expenses                                                                184,223             145,544
                                                                                  -----------         -----------
            Total current liabilities                                                 511,121             371,334
Long-term debt                                                                      1,737,690           1,771,453
Other noncurrent liabilities                                                           67,661              64,077
                                                                                  -----------         -----------
            Total liabilities                                                       2,316,472           2,206,864
                                                                                  -----------         -----------
Minority Interest                                                                      10,145               7,737

Stockholders' equity:
      Common stock                                                                        166                 162
      Additional paid-in capital                                                    1,170,227           1,123,541
      Accumulated deficit                                                            (933,734)           (106,975)
      Receivable from stockholder                                                      (2,887)             (3,276)
      Accumulated other comprehensive losses                                           (2,405)             (4,735)
                                                                                  -----------         -----------
            Total stockholders' equity                                                231,367           1,008,717
                                                                                  -----------         -----------
            Total liabilities and stockholders' equity                            $ 2,557,984         $ 3,223,318
                                                                                  ===========         ===========